Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-121584 and No. 333-145074) of Sanofi of our report dated June 26, 2012 relating to the financial statements of sanofi-aventis U.S Savings Plan, which appears in this Form 11-K.

/s/PricewaterhouseCoopers LLP
New York, New York
June 26, 2012